EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99204
(509) 624-1478
FAX (509) 747-1770

July 24, 2001

eMajix.com, Inc.
7450 South Winston Avenue
Tulsa, Oklahoma 74136

RE: Registration Statement on Form S-8 (S.E.C. File No. 333- _________) covering the Public Offering of Common Shares

Gentlemen:

I have acted as counsel for eMajix.com, Inc. (the "Company"), in connection with registration by the Company of an aggregate of 3,000,000 Common Shares, par value $0.00005 per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plan of the Company.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma.

2. The Options and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable, Common Shares of the Company.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak